Exhibit 10.33

NVR, Inc.

Summary of the 2016 Named Executive Officer Annual Incentive Compensation Plan

The following is a description of NVR, Inc.’s (“NVR” or the “Company”) 2016 annual incentive compensation plan (the “Bonus Plan”). The Bonus Plan is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K. All of NVR’s named executive officers; Paul C. Saville (President and Chief Executive Officer of NVR), Jeffrey D. Martchek (President of Homebuilding Operations), Daniel D. Malzahn (Vice President, Chief Financial Officer and Treasurer of NVR), Eugene J. Bredow (Vice President and Controller of NVR) and Robert W. Henley (President of NVR Mortgage Finance, Inc.), participate in the Bonus Plan.

Under the Bonus Plan, the named executive officers’ bonus opportunity is capped at 100% of their base salary. As a result of the capped feature of the bonus plan, achievement of results which exceed the business plan will not result in the payment of a bonus exceeding 100% of base salary. The named executive officers’ annual bonus opportunity will be based 80% upon the Company’s consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders, net of cancellations (“New Orders”) that we generate compared to the consolidated pre-tax profit and New Orders within the Company’s 2016 annual business plan. The named executive officers begin to earn the consolidated pre-tax profit portion of their annual bonus award once the annual business plan is at least 80% attained. The full amount of the consolidated pre-tax profit portion of their annual bonus award is earned ratably from 80% up to 100% achievement of the annual business plan. The named executive officers begin to earn the New Orders unit portion of their annual bonus award once the annual business plan is at least 85% attained. The full amount of the New Orders unit portion of their annual bonus award is earned ratably from 85% up to 100% achievement of the annual business plan. Mr. Martchek’s bonus and Mr. Henley’s bonus are subject to a pro-rata reduction, limited to a maximum of 20%, based on the internal audit results of the operations under their direct management.